EXHIBIT 99.1

Citizens Community Bancorp, Inc. Earns $1.26 Million For Quarter Ending December 31, 2018;
Announces Annual Dividend $0.20 Per Share
F. & M. Bancorp of Tomah Acquisition Announced on January 22, 2019;
United Bank Acquisition Completed on October 19, 2018

EAU CLAIRE, WI, January 28, 2019 - Citizens Community Bancorp, Inc. (the "Company") (Nasdaq: CZWI), the parent company of Citizens Community Federal N.A. (the “Bank”), today reported earnings of $1.26 million, or $0.12 per diluted share in the quarter ended December 31, 2018, compared to $1.34 million, or $0.23 per diluted share for the quarter ended December 31, 2017. The most recent quarters’ operations reflected the acquisition of United Bank, strong organic loan and deposit growth and improved asset quality. Headwinds in the quarter included higher provisions for loan losses related to loan growth, higher merger related compensation expenses due to severance costs, higher professional fees related to merger activity and the impact of changing our fiscal year end to December 31 from September 30.

On January 24, 2019, the Board of Directors approved an annual cash dividend of $0.20 per share, equal to the annual dividend paid in 2018. The dividend will be payable on March 8, 2019 to the shareholders of record on February 8, 2019.
Last week, the Company announced its agreement to acquire F. & M. Bancorp of Tomah, WI., a two branch bank with approximately $195 million in assets, $138 million in loans and $148 million in deposits at September 30, 2018. This follow-on acquisition, after United Bank, has a stable loan and deposit base and is approximately one hour southeast of Eau Claire.
"We continue to execute on our plan of transforming the Bank's balance sheet composition into a commercial bank through organic loan and deposit growth and community bank acquisitions. In the most recent quarter, we posted solid results showing organic loan growth of approximately $30 million and approximately $41 million in deposit growth,” said Stephen Bianchi, Chairman, President and Chief Executive Officer. "The United Bank integration work is largely on track, as we approach the February conversion of systems, which will allow us to achieve expected operating synergies."
Net income as adjusted (non-GAAP)1 was $2.2 million, or $0.20 per diluted share for the quarter ended December 31, 2018 compared to $1.76 million, or $0.30 per diluted shares for the quarter ending December 31, 2017. Net income as adjusted (non-GAAP)1 excludes merger and branch closure expenditures, certain audit and financial reporting costs related to the change in year end and initial Sarbanes-Oxley Act (SOX) implementation costs higher than forecasted ongoing run rate, and the net impact of the Tax Cuts and Jobs Act of 2017 (the "Tax Act") which are itemized on the accompanying financial table "Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)1".

December 31, 2018 Highlights: (as of or for the periods ended December 31, 2018, compared to December 31, 2017 and /or September 30, 2018)

•
At December 31, 2018, total assets increased to $1.29 billion from $975.4 million at September 30, 2018. The asset growth included the United Bank acquisition impact, as well as strong organic loan growth of $30 million.

•
The net interest margin (“NIM”) increased to 3.58% for the quarter ended December 31, 2018 compared to 3.45% in the preceding quarter and 3.42% for the like quarter one year earlier. The 13bp increase includes the favorable impact of payoffs of acquired credit impaired loans of 8bp, increased accretion of 2bp due to United Bank and the favorable impact of United Bank.

•
The strong loan growth during the quarter required higher provisions for loan losses than past quarters. Asset quality showed continued improvement. Nonperforming assets decreased modestly by $435,000 and nonperforming loans to total loans dropped from 1.10% to 0.81%, delinquencies decreased and net loan charge offs were $94,000 for the quarter.

•
On October 19, 2018, the Company closed on the acquisition of United Bank, adding approximately $269 million in assets, $203 million in loans and $228 million in deposits as of September 30, 2018. The acquisition also added a branch in Eau Claire and five branches in contiguous markets south of Eau Claire, Wisconsin.

•
On December 3, 2018, the Company announced its intention to sell its sole Michigan office in Rochester Hills, MI to Lake Michigan Credit Union for a deposit premium of 7% with approximately $35 million in deposits. We anticipate a second quarter closing.

•
Non-interest expenses for the quarter ended December 31, 2018 included numerous expenses including severances related to the acquisition of approximately $352,000; professional fees associated with the acquisition of United Bank, branch closure and sale; and changing our fiscal year end from September 30 to December 31 in the amount of $724,000 and $128,000 in other non-interest expense.

Estimated Bank and Company capital ratios exceeded regulatory guidelines for a well-capitalized financial institution under the Basel III regulatory requirements at December 31, 2018:

	Citizens Community Federal N.A.	Citizens Community Bancorp, Inc.	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	9.3%	7.9%	5.0%
Tier 1 capital (to risk weighted assets)	11.9%	10.0%	8.0%
Common equity tier 1 capital (to risk weighted assets)	11.9%	10.0%	6.5%
Total capital (to risk weighted assets)	12.6%	12.2%	10.0%

Balance Sheet and Asset Quality Review
Total assets were $1.29 billion at December 31, 2018, compared to $975.4 million at September 30, 2018, and $943.0 million at December 31, 2017. The asset growth is mainly due to the acquisition of United Bank. Strong organic loan growth, discussed above, also contributed to this growth.

Total loans were $992.8 million at December 31, 2018 compared to $759.2 million at September 30, 2018 and $730.9 million one year earlier. The $233 million increase in loans included loans acquired in the United Bank acquisition, as noted above, and strong organic loan growth. The remaining loan growth consisted of strong origination activity by Citizens Community’s lending team as well as better than expected performance from United Bank. Loan originations outpaced the reduction of indirect legacy loans of approximately $6.7 million, the reduction of 1-4 family loans at Citizens Community (exclusive of the 1-4 family loans acquired through the United Bank acquisition) of $8.7 million and the anticipated pay-off of an $8.2 million bridge loan.

At December 31, 2018, total gross Community Banking portfolio loans, consisting of commercial, agricultural and consumer loans, were $717.9 million, or 72% of gross loans while gross Legacy portfolio indirect paper and one-to-four family loans totaled $281.5 million, or 28% of gross loans. One year earlier, the Community Bank portfolio loans totaled only 56% of gross loans. The addition of United Bank loans as well as a focused effort to originate commercial, agricultural and consumer loans and the planned reduction of indirect and 1-4 family loans has enabled the Company to build a larger base of Community Banking portfolio loans. Gross commercial and agricultural real estate secured loans totaled $536.1 million or 75% of the total Community Banking loan portfolio at December 31, 2018, or a 2.4% increase relative to September 30, 2018.

The allowance for loan and lease losses increased in the quarter ended December 31, 2018 to $7.60 million, representing 0.77% of total loans, compared to $6.75 million and 0.89% of total loans at September 30, 2018. Approximately 40% of the Bank's loan portfolio is acquired and marked to fair value as of the acquisition date, with a remaining $3.9 million purchase discount related to credit impaired acquired loans. Net charge offs were $94,000 for the quarter ended December 31, 2018 compared to $160,000 for the quarter ended September 30, 2018.

Nonperforming assets declined to $10.7 million or 0.83% of total assets at December 31, 2018 compared to $11.1 million, or 1.14% of total assets at September 30, 2018. The decreased ratio was the result of lower nonperforming assets, outweighing a modest addition of acquired nonperforming assets from the United Bank acquisition and a larger asset base. In addition, our accruing loans past due 90 days or more decreased by $381,000.

Deposits increased $261.0 million to $1.0 billion at December 31, 2018, compared to $746.5 million at September 30, 2018, and increased $266.4 million compared to $741.1 million at December 31, 2017. The increase in deposits is largely attributed to the United Bank acquisition, as previously noted. The remaining deposit growth is attributed to retail certificate growth and growth in nonmaturity commercial deposit relationships. The acquisition of the United Bank deposits helped enhance the deposit composition profile of the Company’s portfolio. Noninterest-bearing deposits increased to 15% of total deposits at December 31, 2018 from 12% at September 30, 2018. Savings accounts increased to 19% of total deposits at December 31,2018, compared to 13% of total deposits at September 30, 2018. Meanwhile, certificates of deposits decreased from 42% to 36% of total deposits, money market accounts decreased from 15% to 13% of total deposits and interest-bearing demand deposits decreased from 19% to 17% of total deposits. The improving deposit mix reduces the Company’s reliance on higher-costing certificates of deposit.

Federal Home Loan Bank ("FHLB") advances increased to $109.8 million at December 31, 2018, compared to $63.0 million at September 30, 2018. The increased use of advances was primarily to fund the United Bank acquisition. Other borrowings remained at $24.6 million at December 31, 2018.

Total stockholders’ equity increased to $138.2 million at December 31, 2018 from $135.8 million one quarter earlier as the Company benefitted from the addition of earnings and a reduction in accumulated other comprehensive loss due to lower long term interest rates. Tangible book value per share (non-GAAP)2 was $9.07 at December 31, 2018 compared to $11.05 at September 30, 2018. The anticipated decline in tangible book value was the result of the intangible asset created in the United Bank acquisition which closed in October. Tangible common equity (non-GAAP)2 as a percent of tangible assets (non-GAAP) was 7.95% compared to 12.56% at September 30, 2018 and 6.33% one year earlier.

Review of Operations

Net interest income was $10.0 million for the quarter ended December 31, 2018, compared to $7.9 million for the quarter ended September 30, 2018 and $7.5 million for the quarter ended December 31, 2017. Besides the additional net interest income provided from the United Bank acquisition, the Company’s net interest margin benefited from $235,000 of interest income realized on the payoff of classified loans. These classified loans were related to loans acquired in a prior acquisition. The net interest margin (“NIM”) increased to 3.58% for the quarter ended December 31, 2018 compared to 3.45% in the preceding quarter and 3.42% for the like quarter one year earlier. The 13bp increase includes the favorable impact of payoffs of acquired credit impaired loans of 8bp, increased accretion of 2bp due to United Bank and the favorable impact of United Bank.

Accretion for acquired loans, excluding payoffs, increased by $40,000 to $182,000 for the quarter ended December 31, 2018, due to the United Bank acquisition. Total accretion for acquired loans was $142,000 for both the preceding quarter ended September 30, 2018 and for the quarter ended December 31, 2017. This interest income accretion positively benefited net interest margin by 6bp for each of these quarters.

For the quarter ended December 31, 2018, $950,000 of provision for loan losses was recorded, reflecting strong organic loan growth and low charge off activity, compared to $100,000 for the quarter ended December 31, 2017.

Total non-interest income was $2.53 million for the quarter ended December 31, 2018 compared to $1.99 million for the quarter ended September 30, 2018 and $1.94 million one year earlier. The higher level of non-interest income primarily relates to the United Bank acquisition. The largest increases in non-interest income over the quarter came from gain on sale of mortgage loans of $154,000, loan servicing income of $142,000, service charges on deposit accounts of $130,000 and loan fees and services charges of $109,000.
“Our operations have incurred one-time expenses in the quarter due to merger expenses from United Bank and F. & M. Bancorp, branch sale costs and the change in our fiscal year end,” said Jim Broucek, Chief Financial Officer. “The current quarter reflects about 77% of a full quarter of United Bank's earnings. Our first quarter 2019 will be favorably impacted by the pickup due to a full quarter of United Bank's earnings, a modest start to cost save realizations and the full quarter impact from our strong organic loan growth this past quarter. Conversion costs, contract terminations and additional year end financial reporting expenses due to the change in our year end, will more than offset this benefit.”
Merger related expenses incurred this quarter and included in the consolidated statement of operations consisted of the following: (1) $352,000 recorded in compensation and benefits, (2) $580,000 recorded in professional services and (3) $125,000 recorded in other non-interest expense. Branch closure costs incurred this quarter consisted of $9,000 recorded in professional services and $3,000 recorded in other non-interest expense in the consolidated statement of operations. Audit and financial reporting expenses, related to our year end change, consisted of $135,000 recorded in professional services in the consolidated statement of operations during the quarter ended December 31, 2018.

Total non-interest expense was $9.79 million for the quarter ended December 31, 2018 compared to $7.64 million for the quarter ended September 30, 2018 and $7.14 million one year earlier. Total non-interest expense for the current quarter reflects higher compensation and benefit expenses which increased to $4.95 million for the quarter ended December 31, 2018 from $3.78 million for the quarter ended September 30, 2018.

The $1.17 million in compensation and benefits expense increase relates to compensation and benefits expense of approximately $800,000 and severance and retention bonuses of approximately $352 related to the United Bank acquisition, partially offset by lower benefits costs.

Data processing expenses increased to $993,000 for the quarter ended December 31, 2018 from $771,000 for the quarter ended September 30, 2018, primarily due to the United Bank acquisition.

As part of the acquisition of United Bank, the Company recorded a core deposit intangible of $3.4 million, which is amortized on a straight-line basis over a 4-year period. For the quarter ended December 31, 2018, the amortization of intangible assets increased to $325,000 from $161,000 for the quarter ended September 30, 2018.

The amortization of mortgage service rights increased to $175,000 for the quarter ended December 31, 2018 from $85,000 for the quarter ended September 30, 2018 due to the addition of serviced mortgage loans associated with the United Bank acquisition.

Professional fees increased over the quarter due to engaging third-party contractors associated with the United Bank acquisition, the F. & M. Bancorp acquisition, the sale of the Michigan branch office and expenses associated with changing the fiscal year end to December 31 from September 30, as reflected in the "Reconciliation of GAAP Net Income as Adjusted (non-GAAP)" table on page 9. Professional fees increased to $1.12 million for the quarter ended December 31, 2018 from $577,000 for the quarter ended September 30, 2018 and $688,000 one year earlier. The Company recognized approximately $490,000 in professional fees related to the United Bank acquisition, approximately $90,000 in professional fees for the F. & M. Bancorp acquisition, approximately $9,000 in professional fees related to the Michigan branch sale and approximately $135,000 in professional fees associated with changing the fiscal year end.

Provisions for income taxes were $561,000 for the quarter ended December 31, 2018 compared to $736,000 for the quarter ended September 30, 2018 and $883,000 for the quarter ended one year earlier. The effective tax rate for the quarter ended December 31, 2018 was 30.8% compared to 40.1% one quarter earlier. The higher effective tax rate for the quarter ended September 30, 2018 was partially the result of tax non-deductible expenses related to the United Bank acquisition and the true-up of the Company's tax position. Tax expense for the quarter ended December 31, 2018, includes the impact of $461,000 of tax non-deductible merger expenses.

These financial results are preliminary until the Form 10-K/T is filed in March 2019.

About the Company
Citizens Community Bancorp, Inc. (NASDAQ: “CZWI”) is the holding company of the Bank, a national bank based in Altoona, Wisconsin, currently serving customers primarily in Wisconsin and Minnesota through 26 branch locations, along with one branch in Michigan which the Company has a signed agreement to sell. Its primary markets include the Chippewa Valley Region in Wisconsin, the Twin Cities and Mankato markets in Minnesota, and various rural communities around these areas. The Bank offers traditional community banking services to businesses, Ag operators and consumers, including one-to-four family mortgages.

Cautionary Statement Regarding Forward-Looking Statements
Certain statements contained in this release are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified using forward-looking words or phrases such as “anticipate,” “believe,” “could,” “expect,” “intend,” “may,” “planned,” “potential,” “should,” “will,” “would” or the negative of those terms or other words of similar meaning. Such forward-looking statements in this release are inherently subject to many uncertainties arising in the operations and business environment of the Company and the Bank. These uncertainties include the satisfaction of the conditions to closing the proposed merger in the anticipated timeframe or at all; the failure to obtain necessary regulatory and shareholder approvals; the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive merger agreement; the ability to realize the anticipated benefits of the proposed merger; the ability to successfully integrate the businesses; disruption from the proposed merger making it more difficult to maintain business and operational relationships; the negative effects of the announcement or the consummation of the proposed merger on the market price of CZWI common stock; significant transaction costs and unknown liabilities; litigation or regulatory actions related to the proposed transaction; conditions in the financial markets and economic conditions generally; the possibility of a deterioration in the residential real estate markets; interest rate risk; lending risk; the sufficiency of loan allowances; changes in the fair value or ratings downgrades of our securities; competitive pressures among depository and other financial institutions; our ability to realize the benefits of net deferred tax assets; our ability to maintain or increase our market share; acts of terrorism and political or military actions by the United States or other governments; legislative or regulatory changes or actions, or significant litigation, adversely affecting the Company or the Bank; increases in FDIC insurance premiums or special assessments by the FDIC; disintermediation risk; our inability to obtain needed liquidity; our ability to raise capital needed to fund growth or meet regulatory requirements; the possibility that our internal controls and procedures could fail or be circumvented; our ability to attract and retain key personnel; our ability to keep pace with technological change; cybersecurity risks; risks posed by acquisitions and other expansion opportunities; difficulties and delays in integrating the acquired business operations or fully realizing the cost savings and other benefits; changes in federal or state tax laws; litigation risk; changes in accounting principles, policies or guidelines and their impact on financial performance; restrictions on our ability to pay dividends; and the potential volatility of our stock price. Stockholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. Such uncertainties and other risks that may affect the Company’s performance are discussed further in Part I, Item 1A, “Risk Factors,” in the Company’s Form 10-K, for the year ended September 30, 2018 filed with the Securities and Exchange Commission ("SEC") on December 10, 2018 and the Company's subsequent filings with the SEC. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this news release or to update them to reflect events or circumstances occurring after the date of this release.

Non-GAAP Financial Measures
This press release contains non-GAAP financial measures, such as net income as adjusted, tangible book value per share and tangible common equity as a percent of tangible assets, which management believes may be helpful in understanding the Company's results of operations or financial position and comparing results over different periods.
Net income as adjusted is a non-GAAP measure that eliminates the impact of certain expenses such as acquisition and branch closure costs and related data processing termination fees, legal costs, severance pay, accelerated depreciation expense and lease termination fees and the net impact of the Tax Cuts and Jobs Act of 2017, which management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. Merger related charges represent expenses to either satisfy contractual obligations of acquired entities without any useful benefit to the Company or to convert and consolidate customer records onto the Company platforms. These costs are unique to each transaction based on the contracts in existence at the merger date. Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measures that eliminate the impact of preferred stock equity, goodwill and intangible assets on our financial position. Management believes these measures are useful in assessing the strength of our financial position.
Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other banks and financial institutions.
Contact: Steve Bianchi, CEO
(715)-836-9994

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Balance Sheets (unaudited)
(in thousands)

	December 31, 2018	September 30, 2018	December 31, 2017
Assets
Cash and cash equivalents	$45,778	$34,494	$47,215
Other interest bearing deposits	7,460	7,180	7,155
Securities available for sale "AFS"	146,725	118,482	96,548
Securities held to maturity "HTM"	4,850	4,619	5,227
Non-marketable equity securities, at cost	11,261	7,218	8,151
Loans receivable	992,771	759,247	730,918
Allowance for loan losses	(7,604)	(6,748)	(5,859)
Loans receivable, net	985,167	752,499	725,059
Loans held for sale	1,927	1,917	2,179
Mortgage servicing rights	4,486	1,840	1,866
Office properties and equipment, net	13,513	10,034	8,517
Accrued interest receivable	4,307	3,600	3,189
Intangible assets	7,904	4,805	5,287
Goodwill	30,933	10,444	10,444
Foreclosed and repossessed assets, net	2,570	2,768	7,031
Bank owned life insurance	17,792	11,661	11,424
Other assets	3,551	3,848	3,740
TOTAL ASSETS	$1,288,224	$975,409	$943,032
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,007,512	$746,529	$741,069
Federal Home Loan Bank advances	109,813	63,000	94,000
Other borrowings	24,647	24,619	29,899
Other liabilities	8,065	5,414	3,610
Total liabilities	1,150,037	839,562	868,578
Stockholders’ equity:
Common stock— $0.01 par value, authorized 30,000,000; 10,953,512; 10,913,853; and 5,883,603 shares issued and outstanding, respectively	109	109	59
Additional paid-in capital	125,512	125,063	63,348
Retained earnings	15,264	14,003	12,104
Unearned deferred compensation	(857)	(622)	(391)
Accumulated other comprehensive loss	(1,841)	(2,706)	(666)
Total stockholders’ equity	138,187	135,847	74,454
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,288,224	$975,409	$943,032
Note: Certain items previously reported were reclassified for consistency with the current presentation.

CITIZENS COMMUNITY BANCORP, INC.
Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	September 30, 2018
Interest and dividend income:
Interest and fees on loans	$11,839	$9,414	$8,721	$35,539
Interest on investments	1,208	948	691	3,357
Total interest and dividend income	13,047	10,362	9,412	38,896
Interest expense:
Interest on deposits	2,131	1,659	1,202	5,543
Interest on FHLB borrowed funds	482	323	261	1,310
Interest on other borrowed funds	394	440	422	1,740
Total interest expense	3,007	2,422	1,885	8,593
Net interest income before provision for loan losses	10,040	7,940	7,527	30,303
Provision for loan losses	950	450	100	1,300
Net interest income after provision for loan losses	9,090	7,490	7,427	29,003
Non-interest income:
Service charges on deposit accounts	619	489	460	1,792
Interchange income	336	338	306	1,284
Loan servicing income	510	368	328	1,379
Gain on sale of mortgage loans	388	234	294	943
Loan fees and service charges	273	164	154	521
Insurance commission income	162	180	166	720
Losses on available for sale securities	—	—	—	(17)
Other	238	216	231	748
Total non-interest income	2,526	1,989	1,939	7,370
Non-interest expense:
Compensation and benefits	4,946	3,778	3,555	14,979
Occupancy	808	776	705	2,975
Office	464	468	438	1,715
Data processing	993	771	704	2,928
Amortization of intangible assets	325	161	162	645
Amortization of mortgage servicing rights	175	85	90	335
Advertising, marketing and public relations	226	265	149	745
FDIC premium assessment	144	121	142	472
Professional services	1,118	577	688	2,323
(Gains) losses on repossessed assets, net	(30)	71	13	535
Other	625	571	497	2,112
Total non-interest expense	9,794	7,644	7,143	29,764
Income before provision for income taxes	1,822	1,835	2,223	6,609
Provision for income taxes	561	736	883	2,326
Net income attributable to common stockholders	$1,261	$1,099	$1,340	$4,283
Per share information:
Basic earnings	$0.12	$0.18	$0.23	$0.72
Diluted earnings	$0.12	$0.10	$0.23	$0.58
Cash dividends paid	$—	$—	$—	$0.20
Book value per share at end of period	$12.62	$12.45	$12.65	$12.45
Tangible book value per share at end of period (non-GAAP)	$9.07	$11.05	$9.98	$11.05
Note: Certain items previously reported were reclassified for consistency with the current presentation.

Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP):

	Three Months Ended			Twelve Months Ended
	December 31, 2018	September 30, 2018	December 31, 2017	September 30, 2018

GAAP earnings before income taxes	$1,822	$1,835	$2,223	$6,609
Merger related costs (1)	1,057	131	94	463
Branch closure costs (2)	12	2	7	26
Audit and Financial Reporting (3)	135	—	—	—
Net income as adjusted before income taxes (4)	3,026	1,968	2,324	7,098
Provision for income tax on net income as adjusted (5)	832	482	569	1,739
Tax Cuts and Jobs Act of 2017 (6)	—	63	—	338
Total Provision for income tax	832	545	569	2,077
Net income as adjusted after income taxes (non-GAAP) (4)	$2,194	$1,423	$1,755	$5,021
GAAP diluted earnings per share, net of tax	$0.12	$0.10	$0.23	$0.58
Merger related costs, net of tax (1)	0.07	0.01	0.02	0.06
Branch closure costs, net of tax	—	—	—	—
Audit and Financial Reporting	0.01	—	—	—
Tax Cuts and Jobs Act of 2017 tax provision (6)	—	0.01	0.05	0.04
Diluted earnings per share, as adjusted, net of tax (non-GAAP)	$0.20	$0.12	$0.30	$0.68

Average diluted shares outstanding	10,967,386	10,950,980	5,920,899	7,335,247

In addition this table does not take into account the impact of our accelerated loan growth and the impact on provision. For example, if the Company were to grow loans at 1.50% each quarter or 6% per year, if all other factors remain the same, our provision expense would have been approximately $500,000 or $450,000 more in pretax income or an additional $0.04 per diluted share. We do not expect to repeat this rapid loan growth in the next quarter.

(1) Costs incurred are included as data processing, advertising, marketing and public relations, professional fees, compensation and other non-interest expense in the consolidated statement of operations and include costs of $461,000 and $118,000 for the quarters ended December 31, 2018 and September 30, 2018, respectively, and $350,000 for the year ended September 30, 2018, which are nondeductible expenses for federal income tax purposes.
(2) Branch closure costs include severance pay recorded in compensation and benefits, accelerated depreciation expense and lease termination fees included in occupancy and other costs included in other non-interest expense in the consolidated statement of operations. In addition, legal costs related to the sale of the sole Michigan branch, are recorded in professional services and included in these Branch closure costs.
(3) Audit and financial reporting costs include professional fees related to initial SOX compliance and additional audit and professional fees related to the change in our year end from September 30 to December 31.

(4) Net income as adjusted is a non-GAAP measure that management believes enhances the market's ability to assess the underlying business performance and trends related to core business activities.
(5) Provision for income tax on net income as adjusted is calculated at 26.0% for the quarter ended December 31, 2018 and at 24.5% for all quarters in fiscal 2018, which represents our federal statutory tax rate for each respective period presented.
(6) As a result of the Tax Cuts and Jobs Act of 2017, we recorded a one-time net tax provision of $275,000 and $63,000 in December 2017 and September 2018, respectively, totaling $338,000 in fiscal 2018. These tax entries are included in provision for income taxes expense in the consolidated statement of operations.

Reconciliation of tangible book value per share (non-GAAP):

Tangible book value per share at end of period	December 31, 2018	September 30, 2018	December 31, 2017
Total stockholders' equity	$138,187	$135,847	$74,454
Less: Preferred stock	—	—	—
Less: Goodwill	(30,933)	(10,444)	(10,444)
Less: Intangible assets	(7,904)	(4,805)	(5,287)
Tangible common equity (non-GAAP)	$99,350	$120,598	$58,723
Ending common shares outstanding	10,953,512	10,913,853	5,883,603
Book value per share	$12.62	$12.45	$12.65
Tangible book value per share (non-GAAP)	$9.07	$11.05	$9.98

Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP):

Tangible common equity as a percent of tangible assets at end of period	December 31, 2018	September 30, 2018	December 31, 2017
Total stockholders' equity	$138,187	$135,847	$74,454
Less: Preferred stock	—	—	—
Less: Goodwill	(30,933)	(10,444)	(10,444)
Less: Intangible assets	(7,904)	(4,805)	(5,287)
Tangible common equity (non-GAAP)	$99,350	$120,598	$58,723
Total Assets	$1,288,224	$975,409	$943,032
Less: Preferred stock	—	—	—
Less: Goodwill	(30,933)	(10,444)	(10,444)
Less: Intangible assets	(7,904)	(4,805)	(5,287)
Tangible Assets (non-GAAP)	$1,249,387	$960,160	$927,301
Total stockholders' equity to total assets ratio	10.73%	13.93%	7.90%
Tangible common equity as a percent of tangible assets (non-GAAP)	7.95%	12.56%	6.33%

1Net income as adjusted is a non-GAAP measure that management believes enhances investors' ability to better understand the underlying business performance and trends related to core business activities. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of GAAP Net Income and Net Income as Adjusted (non-GAAP)".

2 Tangible book value per share and tangible common equity as a percent of tangible assets are non-GAAP measure that management believes enhances investors' ability to better understand the Company's financial position. For a detailed reconciliation of GAAP to non-GAAP results, see the accompanying financial table "Reconciliation of tangible book value per share (non-GAAP)" and “Reconciliation of tangible common equity as a percent of tangible assets (non-GAAP).”

Nonperforming Assets:

	December 31, 2018 and Three Months Ended	September 30, 2018 and Three Months Ended	September 30, 2018 and Twelve Months Ended
Nonperforming assets:
Nonaccrual loans	$7,354	$7,210	$7,210
Accruing loans past due 90 days or more	736	1,117	1,117
Total nonperforming loans (“NPLs”)	8,090	8,327	8,327
Other real estate owned ("OREO")	2,522	2,749	2,749
Other collateral owned	48	19	19
Total nonperforming assets (“NPAs”)	$10,660	$11,095	$11,095
Troubled Debt Restructurings (“TDRs”)	$8,722	$8,418	$8,418
Nonaccrual TDRs	$2,667	$2,687	$2,687
Average outstanding loan balance	$965,171	$754,442	$735,602
Loans, end of period	$992,771	$759,247	$759,247
Total assets, end of period	$1,288,224	$975,409	$975,409
Allowance for loan losses ("ALL"), at beginning of period	$6,748	$6,458	$5,942
Loans charged off:
Residential real estate	(43)	(82)	(202)
Commercial/Agricultural real estate	—	—	(74)
Consumer non-real estate	(79)	(85)	(379)
Commercial/Agricultural non-real estate	—	(47)	(52)
Total loans charged off	(122)	(214)	(707)
Recoveries of loans previously charged off:
Residential real estate	4	28	80
Commercial/Agricultural real estate	—	—	—
Consumer non-real estate	24	25	121
Commercial/Agricultural non-real estate	—	1	12
Total recoveries of loans previously charged off:	28	54	213
Net loans charged off (“NCOs”)	(94)	(160)	(494)
Additions to ALL via provision for loan losses charged to operations	950	450	1,300
ALL, at end of period	$7,604	$6,748	$6,748
Ratios:
ALL to NCOs (annualized)	2,022.34%	1,054.38%	1,365.99%
NCOs (annualized) to average loans	0.04%	0.08%	0.07%
ALL to total loans	0.77%	0.89%	0.89%
NPLs to total loans	0.81%	1.10%	1.10%
NPAs to total assets	0.83%	1.14%	1.14%

Nonaccrual Loans Rollforward:

	Quarter Ended
	December 31, 2018	September 30, 2018	December 31, 2017
Balance, beginning of period	$7,210	$6,627	$7,452
Additions	906	2,030	287
Acquired nonaccrual loans	941	—	—
Charge offs	(40)	(68)	(74)
Transfers to OREO	(201)	(400)	(52)
Return to accrual status	—	(93)	—
Payments received	(1,429)	(676)	(1,207)
Other, net	(33)	(210)	(18)
Balance, end of period	$7,354	$7,210	$6,388
Other Real Estate Owned Rollforward:

	Quarter Ended
	September 30, 2018	September 30, 2018	December 31, 2017
Balance, beginning of period	$2,749	$5,328	$5,962
Loans transferred in	201	400	52
Acquired OREO	—	—	—
Branch properties transferred in	—	—	1,444
Branch properties sales	—	(1,245)	—
Sales	(210)	(1,762)	(394)
Write-downs	—	(127)	(16)
Other, net	(218)	155	(52)
Balance, end of period	$2,522	$2,749	$6,996

Troubled Debt Restructurings in Accrual Status

	December 31, 2018		September 30, 2018		December 31, 2017
	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment	Number of Modifications	Recorded Investment
Troubled debt restructurings: Accrual Status
Residential real estate	34	$3,319	34	$3,495	29	$3,076
Commercial/Agricultural real estate	15	2,209	14	1,646	10	2,143
Consumer non-real estate	13	99	14	109	17	156
Commercial/Agricultural non-real estate	2	428	3	481	4	561
Total loans	64	$6,055	65	$5,731	60	$5,936

Loan Composition - Detail

To help better understand the Bank's loan trends, we have added the table below. The loan categories and amounts shown are the same as on the following page and are presented in a different format. The Community Banking loan portfolios reflect the Bank's strategy to grow its commercial banking business and consumer lending. The Legacy loan portfolios reflect the Bank's strategy to sell substantially all newly originated one to four family loans in the secondary market and the discontinuation of originated and purchased indirect paper loans, effective in the first quarter of fiscal 2017.

	December 31, 2018	September 30, 2018	December 31, 2017
Community Banking Loan Portfolios:
Commercial/Agricultural real estate:
Commercial real estate	$357,959	$216,703	$171,643
Agricultural real estate	86,015	70,517	65,027
Multi-family real estate	69,400	48,061	32,576
Construction and land development	22,691	17,739	19,838
Commercial/Agricultural non-real estate:
Commercial non-real estate	112,427	76,254	58,823
Agricultural non-real estate	36,327	26,549	23,710
Residential real estate:
Purchased HELOC loans	12,883	13,729	16,968
Consumer non-real estate:
Other consumer	20,214	18,844	19,242
Total Community Banking Loan Portfolios	717,916	488,396	407,827

Legacy Loan Portfolios:
Residential real estate:
One to four family	209,926	196,052	221,077
Consumer non-real estate:
Originated indirect paper	56,585	60,991	79,492
Purchased indirect paper	15,006	17,254	26,210
Total Legacy Loan Portfolios	281,517	274,297	326,779
Gross loans	$999,433	$762,693	$734,606

Loan Composition	December 31, 2018	September 30, 2018	December 31, 2017
Originated Loans:
Residential real estate:
One to four family	$121,053	$122,797	$128,396
Purchased HELOC loans	12,883	13,729	16,968
Commercial/Agricultural real estate:
Commercial real estate	200,875	168,319	110,815
Agricultural real estate	29,589	27,017	11,580
Multi-family real estate	61,574	44,767	30,868
Construction and land development	15,812	14,648	12,682
Consumer non-real estate:
Originated indirect paper	56,585	60,991	79,492
Purchased indirect paper	15,006	17,254	26,210
Other Consumer	15,553	15,959	14,465
Commercial/Agricultural non-real estate:
Commercial non-real estate	73,518	62,196	39,594
Agricultural non-real estate	17,341	17,514	12,649
Total originated loans	$619,789	$565,191	$483,719
Acquired Loans:
Residential real estate:
One to four family	$88,873	$73,255	$92,681
Commercial/Agricultural real estate:
Commercial real estate	157,084	48,384	60,828
Agricultural real estate	56,426	43,500	53,447
Multi-family real estate	7,826	3,294	1,708
Construction and land development	6,879	3,091	7,156
Consumer non-real estate:
Other Consumer	4,661	2,885	4,777
Commercial/Agricultural non-real estate:
Commercial non-real estate	38,909	14,058	19,229
Agricultural non-real estate	18,986	9,035	11,061
Total acquired loans	$379,644	$197,502	$250,887
Total Loans:
Residential real estate:
One to four family	$209,926	$196,052	$221,077
Purchased HELOC loans	12,883	13,729	16,968
Commercial/Agricultural real estate:
Commercial real estate	357,959	216,703	171,643
Agricultural real estate	86,015	70,517	65,027
Multi-family real estate	69,400	48,061	32,576
Construction and land development	22,691	17,739	19,838
Consumer non-real estate:
Originated indirect paper	56,585	60,991	79,492
Purchased indirect paper	15,006	17,254	26,210
Other Consumer	20,214	18,844	19,242
Commercial/Agricultural non-real estate:
Commercial non-real estate	112,427	76,254	58,823
Agricultural non-real estate	36,327	26,549	23,710
Gross loans	$999,433	$762,693	$734,606
Unearned net deferred fees and costs and loans in process	409	557	1,252
Unamortized discount on acquired loans	(7,071)	(4,003)	(4,940)
Total loans receivable	$992,771	$759,247	$730,918

Deposit Composition:

	December 31, 2018	September 30, 2018	December 31, 2017
Non-interest bearing demand deposits	$155,405	$87,495	$78,685
Interest bearing demand deposits	169,310	139,276	149,058
Savings accounts	192,310	97,329	98,941
Money market accounts	126,021	109,314	125,831
Certificate accounts	364,466	313,115	288,554
Total deposits	$1,007,512	$746,529	$741,069

Average balances, Interest Yields and Rates:

	Three months ended December 31, 2018			Three months ended September 30, 2018			Three months ended December 31, 2017
	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)	Average Balance	Interest Income/ Expense	Average Yield/ Rate (1)
Average interest earning assets:
Cash and cash equivalents	$43,084	$195	1.86%	$24,468	$117	1.90%	$30,848	$67	0.86%
Loans receivable	965,171	11,839	5.09%	754,442	9,414	4.95%	733,203	8,721	4.72%
Interest bearing deposits	7,268	40	2.21%	7,971	42	2.09%	7,714	32	1.65%
Investment securities (1)	145,114	861	2.47%	124,991	674	2.30%	100,737	513	2.23%
Non-marketable equity securities, at cost	7,974	112	5.57%	7,581	115	6.02%	7,336	79	4.27%
Total interest earning assets (1)	$1,168,611	$13,047	4.63%	$919,453	$10,362	4.49%	$879,838	$9,412	4.27%
Average interest bearing liabilities:
Savings accounts	$184,130	$145	0.36%	$93,551	$59	0.25%	$96,230	$22	0.09%
Demand deposits	168,222	166	0.40%	146,372	142	0.38%	146,838	90	0.24%
Money market accounts	146,341	367	1.08%	116,597	213	0.72%	123,459	167	0.54%
CD’s	313,847	1,329	1.70%	277,125	1,145	1.64%	263,429	839	1.26%
IRA’s	38,990	124	1.30%	33,029	100	1.20%	34,992	84	0.95%
Total deposits	$851,530	$2,131	1.03%	$666,674	$1,659	0.99%	$664,948	$1,202	0.72%
FHLB advances and other borrowings	100,964	876	3.48%	96,448	763	3.14%	116,359	683	2.33%
Total interest bearing liabilities	$952,494	$3,007	1.29%	$763,122	$2,422	1.26%	$781,307	$1,885	0.96%
Net interest income		$10,040			$7,940			$7,527
Interest rate spread			3.34%			3.23%			3.31%
Net interest margin (1)			3.58%			3.45%			3.42%
Average interest earning assets to average interest bearing liabilities			1.23			1.20			1.13

(1) Fully taxable equivalent (FTE). The average yield on tax exempt securities is computed on a tax equivalent basis using a tax rate of 21% for the quarter ended December 31, 2018 and 24.5% for the quarters ended September 30, 2018 and December 31, 2017. The FTE adjustment to net interest income included in the rate calculations totaled $43,000, $51,000 and $53,000 for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

CITIZENS COMMUNITY FEDERAL N.A.
Selected Capital Composition Highlights (unaudited)

	Estimated December 31, 2018	September 30, 2018	December 31, 2017	To Be Well Capitalized Under Prompt Corrective Action Provisions
Tier 1 leverage ratio (to adjusted total assets)	9.3%	9.2%	9.3%	5.0%
Tier 1 capital (to risk weighted assets)	11.9%	12.2%	12.5%	8.0%
Common equity tier 1 capital (to risk weighted assets)	11.9%	12.2%	12.5%	6.5%
Total capital (to risk weighted assets)	12.6%	13.1%	13.4%	10.0%